UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Energy XXI Ltd

(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM

1179, Hamilton HM EX, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Grand Isle Gathering System Lease

As previously reported, on June 22, 2015, Energy XXI USA, Inc. (“EXXI USA”), an indirect wholly-owned subsidiary of Energy XXI Ltd (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Grand Isle Corridor, LP (“Grand Isle Corridor”), a wholly-owned subsidiary of CorEnergy Infrastructure Trust, Inc. (“CorEnergy”). The Purchase Agreement provides for the sale by EXXI USA of its real and personal property constituting a subsea pipeline gathering system located in the shallow Gulf of Mexico shelf and storage and onshore processing facilities on Grand Isle, Louisiana (the “Grand Isle Gathering System”) for a purchase price of $245 million, plus the assumption by Grand Isle Corridor of an estimated $12.5 million Asset Retirement Obligation that is associated with the decommissioning costs for the GIGS (the “Acquisition”). The Acquisition closed on June 30, 2015.

In connection with the closing of the Acquisition, on June 30, 2015, Energy XXI GIGS Services, LLC, an indirect wholly-owned subsidiary of the Company (the “Tenant”), entered into a triple-net lease (the “Lease”) with Grand Isle Corridor pursuant to which the Company will continue to operate the Grand Isle Gathering System. The primary term of the Lease is 11 years from closing of the Acquisition, with one renewal option, which will be the lesser of nine years or 75% of the expected remaining useful life of GIGS. The operating lease utilizes a minimum rent plus a variable rent structure, which is linked to oil revenues realized by the Company from the Grand Isle Gathering System above a predetermined oil revenue threshold. During the initial term, the Tenant will make fixed minimum monthly rental payments, which vary over the term of the lease. The Tenant’s aggregate annual minimum monthly payments for the first twelve months of the Lease total $31.5 million, and averages $40.5 million per year over the life of the lease. For more information regarding the minimum rent schedule, see Exhibit A to the Lease. Under the terms of the Lease, the Tenant will retain any revenues generated from transporting third party volumes. The Tenant’s obligations under the Lease will be guaranteed by the Company.

Under the Lease, the Tenant has control over the operation, maintenance, management and regulatory compliance of the Grand Isle Gathering System. The Lease provides that the Tenant will be responsible for, among other matters, maintaining the Grand Isle Gathering System in good operating condition, paying all utilities for the Grand Isle Gathering System, insuring the Grand Isle Gathering System and repairing the Grand Isle Gathering System in the event of any casualty loss, paying property and similar taxes resulting from ownership of the Grand Isle Gathering System and causing the Grand Isle Gathering System to comply with all environmental and other regulatory laws, rules and regulations.

The Lease imposes certain obligations on Grand Isle Corridor, including keeping confidential information provided to it by the Tenant and keeping the Grand Isle Gathering System free of certain liens. In addition, the Tenant has, under certain circumstances, a right of first refusal during the term of the Lease and for two years thereafter to match any proposed transfer by Grand Isle Corridor of its interest as lessor under the Lease or its interest in the Grand Isle Gathering System.

The foregoing description of the Lease is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Lease, a copy of which is filed as Exhibit 10.1 to this Form 8-K and for which an application has been made to the Securities and Exchange Commission for confidential treatment of certain portions of the Lease.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1*	Lease, dated June 30, 2015, by and between Grand Isle Corridor, LP and Energy XXI GIGS Services, LLC.

______________
* Indicates that confidential treatment has been requested for portions of this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI Ltd

	By:	/s/ Bruce W. Busmire
Bruce W. Busmire
July 1, 2015		Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1*	Lease, dated June 30, 2015, by and between Grand Isle Corridor, LP and Energy XXI GIGS Services, LLC.

______________
* Indicates that confidential treatment has been requested for portions of this exhibit.